Exhibit 21

Subsidiaries of Registrant

Name	Ownership	Incorporation

Bank of Lenawee Pavilion Financial Services, Inc. Pavilion Mortgage Company	l00% 100% by Bank of Lenawee 100% by Bank of Lenawee	Michigan Michigan Michigan